Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement (Registration No. 333-173548) on Form F-1 of our report dated April 15, 2011 relating to the consolidated financial statements of Renren Inc. and its subsidiaries and variable interest entities as of December 31, 2009 and 2010, and for the each of the three years in the period ended December 31, 2010, and the financial statement schedule of Renren Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Selected Consolidated Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

May 2, 2011